Exhibit 99.1

Viad Corp Reports 2017 Third Quarter Results

Pursuit Growth Exceeds Prior Guidance

GES Delivers In-Line Results

PHOENIX, October 26, 2017 -- Viad Corp (NYSE: VVI) today announced third quarter 2017 net income attributable to Viad of $44.7 million, or $2.19 per share, which included an impairment recovery of $24.5 million pre-tax ($17.8 million after-tax, or $0.87 per share) primarily related to insurance proceeds received for fire damage to the company’s Mount Royal Hotel.  Income before other items of $27.3 million*, or $1.33 per share*, was in line with the company’s prior guidance of $1.23 to $1.38 per share and lower than the 2016 third quarter due to negative show rotation at GES.

	Q3 2017	Q3 2016	y-o-y Change
$ in millions, except per share data
Revenue	$339.1	$382.5	-11.3%
Organic Revenue*	312.2	372.1	-16.1%

Net Income Attributable to Viad	$44.7	$33.8	32.2%
Income Before Other Items*	27.3	35.2	-22.6%
Income Before Other Items per Share*	1.33	1.74	-23.6%

Adjusted Segment Operating Income*	$48.2	$59.4	-19.0%
Adjusted Segment EBITDA*	64.0	72.0	-11.2%

•	Revenue of $339.1 million decreased 11.3% ($43.4 million) year-over-year, or 16.1% ($59.9 million) on an organic basis (which excludes the impact of acquisitions and exchange rate variances).
o	The organic revenue decline primarily reflects negative show rotation at GES, partially offset by solid underlying growth at both business units.
o	The acquisitions of ON Services (August 2016), FlyOver Canada (December 2016) and the Poken event visitor engagement technology (March 2017) contributed incremental revenue of $13.1 million.
o	Exchange rate variances had a favorable impact on revenue of $3.4 million.
•	Adjusted segment operating income, adjusted segment EBITDA and income before other items declined compared to the prior year quarter primarily due to the decrease in revenue.

Steve Moster, president and chief executive officer, commented, “Viad delivered solid third quarter results with Pursuit exceeding the high end of our prior guidance range and GES delivering in-line results. Overall, 2017 is shaping up to be a strong year of profitable growth for Viad and continued progress against our strategic goals. With our focused investments and disciplined management of the business, we are confident in our ability to continue delivering value for our customers and shareholders.”

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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GES Results

Moster said, “GES delivered third quarter results that were in-line with our prior guidance.  Continued strength from new business wins and same-show growth, combined with incremental revenue from the acquisition of ON Services, helped to offset part of the expected revenue decline from negative show rotation and some non-recurring business produced in the prior year quarter.  Revenue from our recently acquired businesses came in short of our prior expectations primarily driven by lower than anticipated short-term bookings at ON Services.”

Moster continued, “Overall, we remain encouraged by the health of the industry and our progress toward our strategic goal of positioning GES as the preferred global, full-service provider for live events. By adding complementary and higher-margin services to our suite of offerings, we are driving margin expansion and creating new revenue opportunities. Through the first nine months of 2017, GES has delivered year-over-year revenue growth of 7.6% and a 90 basis point improvement in adjusted EBITDA margin.”

	Q3 2017	Q3 2016	y-o-y Change
$ in millions
Revenue	$232.1	$287.0	-19.1%
U.S. Organic Revenue*	165.7	222.1	-25.4%
International Organic Revenue*	52.6	60.9	-13.7%

Adjusted Segment Operating (Loss) Income*	$(5.7)	$15.3	**
Adjusted Segment Operating Margin*	-2.5%	5.3%	(780) bps

Adjusted Segment EBITDA*	$3.7	$22.8	-83.7%
Adjusted Segment EBITDA Margin*	1.6%	7.9%	(630) bps

Key Performance Indicators:
U.S. Base Same-Show Revenue Growth(1)			1.6%
U.S. Show Rotation Revenue Change (approx.)(2)			$(63)
International Show Rotation Revenue Change (approx.)(2)			$(12)

(1)

Base same-shows are defined as shows produced by GES out of the same city during the same quarter in both the current year and prior year.  Base same-shows represented 37.0% of GES’ U.S. organic revenue during the 2017 third quarter.  Base same-show growth for the 2017 third quarter was negatively impacted by one event for which GES provided a reduced suite of services due to a venue change. When adjusting to exclude that one event, U.S. base same-show growth was 4.2% for the 2017 third quarter.

(2)	Show rotation refers to shows that take place once every two, three or four years, as well as annual shows that change quarters from one year to the next.

•

GES revenue of $232.1 million decreased 19.1% ($54.9 million) year-over-year.  On an organic basis, which excludes the impact of acquisitions and exchange rate variances, revenue decreased 23.5% ($65.0 million).

o

U.S. organic revenue decreased 25.4% ($56.4 million*) primarily due to negative show rotation of approximately $63 million.  New business wins and same-show growth more than offset other non-recurring business during the 2016 third quarter.  Base same-show revenue growth of 1.6% was below the recent mid-single digit run-rate primarily due to one show with a reduced scope of services due to a venue change. Excluding that event, base same-show growth was 4.2%.

o	International organic revenue decreased 13.7% ($8.3 million*) primarily due to negative show rotation of approximately $12 million, partially offset by new business wins.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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•

GES adjusted segment operating loss was $5.7 million* as compared to adjusted segment operating income of $15.3 million in the 2016 third quarter.  On an organic basis, GES adjusted segment operating results declined by $19.3 million versus the 2016 quarter.

o

U.S. organic adjusted segment operating results declined by $15.9 million to a loss of $1.8 million* primarily due to lower revenue driven by negative show rotation, partially offset by lower performance-based incentives and income from a contract settlement.

o	International organic adjusted segment operating results declined by $3.4 million to a loss of $2.8 million* primarily due to lower revenue driven by negative show rotation.
•

The acquisitions of ON Services and the Poken event visitor engagement technology contributed revenue of $19.2 million during the third quarter of 2017 versus $10.4 million from a partial quarter of ON Services results in the prior year quarter. ON Services and Poken generated a combined adjusted segment operating loss of $1.3 million during the 2017 third quarter, with adjusted segment EBITDA of $1.5 million.

Pursuit Results

Moster said, “Pursuit delivered strong third quarter results that exceeded our prior guidance.  Revenue grew 9.8% with a $9.7 million increase in adjusted segment operating income. Our attractions performed especially well during the quarter, with year-over-year growth in both passengers and revenue per passenger.  Pursuit’s ability to deliver such strong results, despite some disruptions from extreme forest fire activity during the quarter, is a testament to the strength of our offerings, our Refresh, Build, Buy strategy and our revenue management initiatives.”

	Q3 2017	Q3 2016	y-o-y Change
$ in millions
Revenue	$107.0	$97.4	9.8%
Organic Revenue*	100.6	97.4	3.3%

Adjusted Segment Operating Income*	$53.9	$44.2	21.9%
Adjusted Segment Operating Margin*	50.4%	45.4%	500 bps

Adjusted Segment EBITDA*	$60.2	$49.3	22.3%
Adjusted Segment EBITDA Margin*	56.3%	50.6%	570 bps

Key Performance Indicators:
Same-Store RevPAR(1)	$200	$192	4.2%
Same-Store Room Nights Available(1)	108,015	107,635	0.4%
Same-Store Passengers(2)	1,139,516	1,092,356	4.3%
Same-Store Revenue per Passenger(2)	$48	$40	20.0%

(1)

Same-store RevPAR is calculated as total rooms revenue divided by the total number of room nights available for all comparable Pursuit properties during the periods presented, expressed on a constant currency basis.  Comparable properties are defined as those owned by Viad and operating for the entirety of both periods. Accordingly, the third quarter comparisons exclude the Mount Royal Hotel (closed for renovation due to the fire).

(2)

Same-store revenue per passenger is calculated as total attractions revenue divided by the total number of passengers for all comparable Pursuit attractions, expressed on a constant currency basis.  Comparable attractions are defined as those owned by Viad for the entirety of both periods.  Accordingly, the third quarter comparisons exclude FlyOver Canada (acquired December 2016).

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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•

Pursuit revenue of $107.0 million increased $9.6 million (9.8%) year-over-year. On an organic basis, which excludes the impact of acquisitions and exchange rate variances, revenue increased $3.2 million (3.3%) primarily due to strong performance from our attractions which more than offset revenue declines from the previously announced downsizing of the lower-margin package tours line of business and the fire-related closure of the Mount Royal Hotel.

•

Pursuit adjusted segment operating income of $53.9 million* increased $9.7 million year-over-year. On an organic basis, adjusted segment operating income increased $6.2 million primarily due to the increase in revenue from high-margin attractions.

•	The acquisition of FlyOver Canada contributed revenue of $4.2 million, adjusted segment operating income of $2.2 million* and adjusted segment EBITDA of $2.9 million* during the quarter.

Mount Royal Hotel Fire Update

On December 29, 2016, the Mount Royal Hotel was damaged by a fire and closed.  In the fourth quarter of 2016, as a result of the fire, Viad recorded an asset impairment loss of $2.2 million and an offsetting impairment recovery (and related insurance receivable) as the losses related to the fire were covered by Viad’s property and business interruption insurance.

During July 2017, Viad resolved its property and business interruption insurance claims for a total of $36.3 million, inclusive of partial recoveries received during the first and second quarters of 2017. The recoveries were recorded as follows in Viad’s financial statements:

$ in millions	Q1 2017	Q2 2017	Q3 2017	YTD
Insurance receivable(1)	$2.2	$—	$—	$2.2
Impairment recoveries(2)	2.4	2.2	24.7	29.3
Contra-expense(3)	0.6	0.5	—	1.1
Business interruption gains(4)	0.1	1.0	1.1	2.2
Deferred business interruption recovery(5)	—	—	1.5	1.5
TOTAL PROCEEDS RECEIVED	$5.3	$3.7	$27.3	$36.3
(1)	Related to asset impairment loss recorded in the 2016 fourth quarter
(2)	Recovery of construction costs incurred or to be incurred to re-open the property
(3)	Recovery of non-capitalizable costs incurred by the Company, recorded in Pursuit segment operating results
(4)	Recovery of lost profits, recorded in Pursuit segment operating results
(5)

Recovery of lost profits and contra-expense related to future periods, recorded as deferred income on the balance sheet to be recognized in Pursuit segment operating results over the periods to which they relate in amounts that correspond to the business interruption losses actually incurred

The majority of the property’s retail tenants have resumed their operations.  The hotel itself is expected to remain closed until mid-year 2018 as the company works to reconstruct and upgrade the property for an enhanced guest experience.

Management anticipates recognizing approximately $0.5 million of the deferred business interruption recovery during the 2017 fourth quarter, with approximately $1 million being deferred to the first half of 2018.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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Cash Flow / Capital Structure

•

Cash flow from operations was $55.4 million for the 2017 third quarter, including $2.6 million of insurance proceeds related to the Mount Royal Hotel fire representing business interruption.  The remaining $24.7 million of insurance proceeds, representing impairment recoveries, was recorded as cash flow from investing activities.

•	Capital expenditures for the quarter totaled $12.0 million, comprising $4.0 million for GES, $7.8 million for Pursuit and $0.2 million for Viad’s corporate office.
•

Return of capital totaled $2.0 million for the quarter (which represented quarterly dividends of $0.10 per share).  Viad had 440,540 shares remaining under its current repurchase authorization at September 30, 2017.

•	Debt payments (net) totaled $57.7 million for the quarter.
•	Cash and cash equivalents were $53.5 million, debt was $186.3 million and the debt-to-capital ratio was 28.4% at September 30, 2017.

Business Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Viad has provided the following forward-looking non-GAAP financial measures:  Adjusted Segment EBITDA, Adjusted Segment Operating Income and Income Before Other Items. The company does not provide reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information necessary for quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are available to the company without unreasonable efforts. Specifically, recent acquisitions include preliminary recordings of the fair values of the assets acquired and liabilities assumed as of the acquisition date. Purchase price allocations are subject to change within the measurement period (up to one year from the acquisition date) as the assessment of property and equipment, intangible assets, and working capital are finalized. Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors. It is probable that the forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Moster said, “We continue to expect strong full year growth in 2017 and our outlook for total company revenue and EBITDA remains relatively unchanged.  Pursuit has significantly exceeded our expectations thus far and, as a result, we have increased our full year outlook for that business unit.  At the same time, we have reduced our full year outlook for GES because we are not capturing synergies from the ON Services acquisition as quickly as we had previously anticipated. Having successfully capitalized on some synergy opportunities to-date, we remain confident in our ability to capture more upside from this business in the future. The scale that ON Services brings to our in-house audio-visual capabilities is making a difference as we go to market to win new corporate events and expand our scope of services with existing clients.”

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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2017 Full Year Guidance

•

Consolidated revenue is expected to increase by approximately 7% to 8% from 2016 full year revenue, driven primarily by incremental contributions from acquisitions completed during 2016 and continued growth in the underlying business, partially offset by unfavorable currency translation of approximately $5 million, negative show rotation of about $10 million and a $13 million reduction in revenue from package tours as the company completes the rationalization of that line of business in Canada.

•

Consolidated adjusted segment EBITDA is expected to be in the range of $153 million to $155 million, as compared to prior guidance of $153.5 million to $157.5 million and $130.2 million* in 2016.  The reduction versus prior guidance primarily reflects a lower EBITDA contribution from ON Services than previously anticipated as the company continues to focus on integration efforts that will drive future revenue and cost synergies.  Largely offsetting that reduction is an improved outlook for Pursuit.

•

Exchange rates are assumed to approximate $0.81 U.S. Dollars per Canadian Dollar and $1.31 U.S. Dollars per British Pound during the 2017 fourth quarter.  Exchange rate variances are expected to impact 2017 full year results as follows:

	Viad Total	GES	Pursuit
$ in millions, except per share data
Revenue	$(5)	$(7)	$2
Adjusted Segment Operating Income	$0.5	$(0.2)	$0.7
Loss per Share Before Other Items	$0.02

The outlook for Viad’s business units is as follows:

	GES	Pursuit
$ in millions
Revenue	Up 6% to 7% (from $1,054.7 in 2016)	Up 12% to 14% (from $153.4 in 2016)
Adjusted Segment EBITDA	$88 to $89.5 (vs. $80.4* in 2016)	$64.5 to $66 (vs. $49.8* in 2016)
Depreciation & Amortization	$37.5 to $38.5	$17 to $18
Adjusted Operating Income	$50 to $51.5 (vs. $50.8* in 2016)	$47 to $48.5 (vs. $36.9* in 2016)
Capital Expenditures	$28 to $30	$34 to $36

o

The GES acquisitions of ON Services (August 2016) and the Poken event visitor engagement technology (March 2017) are expected to provide incremental revenue of $43 million to $45 million, incremental adjusted segment EBITDA of $5 million to $7 million and an incremental adjusted segment operating loss of $2.5 million to $0.5 million.

o

GES show rotation is expected to have a net negative impact on full year revenue of about $10 million versus 2016.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.

	Q1 Actual	Q2 Actual	Q3 Actual	Q4 Est.	FY Est.
Show Rotation Revenue ($ in millions)	$55	$14	$(75)	$(5)	$(10)

o	GES U.S. base same-show revenue is expected to increase at a mid-single digit rate.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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o

The Pursuit acquisitions of CATC (March 2016) and FlyOver Canada (December 2016) are expected to provide incremental revenue of $10 million to $11 million and incremental adjusted segment EBITDA of $2 million to $3.5 million. Combined, these acquisitions are expected to contribute adjusted segment operating income that is in line with 2016, which reflects an incremental first quarter seasonal operating loss of $2.3 million from CATC.

o

Pursuit’s revenue is expected to be negatively impacted by approximately $13 million as the company completes the previously announced downsizing of the lower-margin package tours line of business, and by approximately $5 million due to the fire-related closure of the Mount Royal Hotel which is expected to re-open mid-year 2018.  These declines are expected to be offset by growth across the rest of the Pursuit business, with particularly strong growth at the newly renovated Banff Gondola.

o

The Pursuit guidance ranges include approximately $1 million in revenue and approximately $3 million in adjusted segment EBITDA related to the Mount Royal Hotel, which reflects the 2017 portion of business interruption insurance recoveries (including both business interruption gains for lost profits and contra-expense for on-going operating costs) and the re-opening of the property’s retail tenants and dining outlets. The guidance also includes approximately $18 million in capital expenditures related to the Mount Royal Hotel, including approximately $10.5 million incurred during the first nine months.

•

Corporate activities expense is now expected to approximate $13 million to $14 million versus the company’s prior guidance of $11 million to $12 million. This increase primarily reflects higher expense for performance-based incentives driven by Viad’s stock price appreciation and is inclusive of acquisition transaction-related costs of $0.6 million incurred during the first nine months.

•	The effective tax rate on income before other items is assumed to approximate 31% to 32%.

2017 Fourth Quarter Guidance

			2017 Guidance
	2016		Low End	High End		FX Impact(1)
$ in millions, except per share data
Revenue:
GES	$246.2		$250	to	$260	$4.5
Pursuit	10.3		13.0	to	15.0	$1.0
Adjusted Operating Income (Loss):
GES	$7.9	*	$1.2	to	$3.5	$0.3
Pursuit	(8.2)	*	(7.0)	to	(5.5)	(0.1)

Loss per Share Before Other Items	$(0.11)	*	$(0.35)	to	$(0.25)	$0.01

(1)	FX Impact represents the expected effect of year-over-year changes in exchange rates that is incorporated in the low end and high end guidance ranges presented.
•

GES fourth quarter revenue is expected to increase primarily as a result of higher international revenues, including $4.5 million from more favorable currency translation.  The expected decline in GES operating income primarily reflects a less favorable mix of revenue, higher overhead costs and a $1 million increase in depreciation and amortization.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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•

Pursuit fourth quarter results are expected to increase primarily as a result of incremental revenue of  approximately $2 million from the acquisition of FlyOver Canada and continued growth from the recently renovated Banff Gondola, partially offset by the fire-related closure of the Mount Royal Hotel and the downsizing of package tours, which are anticipated to negatively impact fourth quarter revenue by approximately $0.6 million and $0.5 million, respectively.

•

Viad’s loss per share before other items is also expected to be impacted by interest income of $1 million received in the 2016 fourth quarter related to a favorable legal judgement, and an increase in corporate expenses of about $500,000 in the 2017 fourth quarter primarily due to higher performance-based incentives driven by Viad’s recent stock price appreciation.

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of third quarter 2017 results on Thursday, October 26, 2017 at 5:00 p.m. (ET). To join the live conference, call (877) 917-8933, passcode “Viad”, or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 679-9657 (no passcode required) or visit the Viad Website and link to a replay of the webcast.

About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through its two business units: GES and Pursuit. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Pursuit is a collection of iconic travel experiences in Alaska, Montana and Western Canada that showcase the best of Banff, Jasper, Waterton Lakes, Glacier, Denali and Kenai Fjords national parks. Viad is an S&P SmallCap 600 company. For more information, visit the company's Website at www.viad.com.

Contacts

Sajid Daudi or Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, the level of interest rates and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things,

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by Viad, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

# # #

VIAD CORP AND SUBSIDIARIES

TABLE ONE – QUARTERLY RESULTS

(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
($ in thousands, except per share data)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Revenue:
GES:
U.S.	$184,761	$232,484	$(47,723)	-20.5%	$684,003	$636,299	$47,704	7.5%
International	54,040	60,926	(6,886)	-11.3%	203,222	187,689	15,533	8.3%
Intersegment eliminations	(6,682)	(6,425)	(257)	-4.0%	(17,126)	(15,439)	(1,687)	-10.9%
Total GES	232,119	286,985	(54,866)	-19.1%	870,099	808,549	61,550	7.6%
Pursuit	106,980	97,402	9,578	9.8%	159,581	143,111	16,470	11.5%
Corporate eliminations (Note A)	—	(1,922)	1,922	-100.0%	—	(3,086)	3,086	-100.0%
Total revenue	$339,099	$382,465	$(43,366)	-11.3%	$1,029,680	$948,574	$81,106	8.6%

Segment operating income (loss):
GES:
U.S.	$(2,851)	$14,543	$(17,394)	**	$39,319	$37,907	$1,412	3.7%
International	(2,870)	644	(3,514)	**	8,491	4,951	3,540	71.5%
Total GES	(5,721)	15,187	(20,908)	**	47,810	42,858	4,952	11.6%
Pursuit	53,860	44,248	9,612	21.7%	53,523	44,733	8,790	19.6%
Segment operating income	48,139	59,435	(11,296)	-19.0%	101,333	87,591	13,742	15.7%
Corporate eliminations (Note A)	18	(518)	536	**	50	(940)	990	**
Corporate activities (Note B)	(4,474)	(2,772)	(1,702)	-61.4%	(10,092)	(7,390)	(2,702)	-36.6%
Restructuring charges (Note C)	(255)	(1,697)	1,442	85.0%	(817)	(3,664)	2,847	77.7%
Impairment (charges) recoveries (Note D)	24,467	(120)	24,587	**	29,098	(120)	29,218	**
Net interest expense (Note E)	(2,043)	(1,445)	(598)	-41.4%	(6,107)	(3,971)	(2,136)	-53.8%
Income from continuing operations before income taxes	65,852	52,883	12,969	24.5%	113,465	71,506	41,959	58.7%
Income tax expense (Note F)	(20,010)	(17,878)	(2,132)	-11.9%	(32,929)	(23,652)	(9,277)	-39.2%
Income from continuing operations	45,842	35,005	10,837	31.0%	80,536	47,854	32,682	68.3%
Loss from discontinued operations (Note G)	(101)	(221)	120	54.3%	(408)	(771)	363	47.1%
Net income	45,741	34,784	10,957	31.5%	80,128	47,083	33,045	70.2%
Net income attributable to noncontrolling interest	(1,084)	(992)	(92)	-9.3%	(747)	(765)	18	2.4%
Net income attributable to Viad	$44,657	$33,792	$10,865	32.2%	$79,381	$46,318	$33,063	71.4%

Amounts Attributable to Viad Common Stockholders:
Income from continuing operations	$44,758	$34,013	$10,745	31.6%	$79,789	$47,089	$32,700	69.4%
Loss from discontinued operations (Note G)	(101)	(221)	120	54.3%	(408)	(771)	363	47.1%
Net income	$44,657	$33,792	$10,865	32.2%	$79,381	$46,318	$33,063	71.4%

Diluted income per common share:
Income from continuing operations attributable to Viad common shareholders	$2.19	$1.68	$0.51	30.4%	$3.91	$2.33	$1.58	67.8%
Loss from discontinued operations attributable to Viad common shareholders	—	(0.01)	0.01	-100.0%	(0.02)	(0.04)	0.02	50.0%
Net income attributable to Viad common shareholders	$2.19	$1.67	$0.52	31.1%	$3.89	$2.29	$1.60	69.9%

Basic income per common share:
Income from continuing operations attributable to Viad common shareholders	$2.19	$1.68	$0.51	30.4%	$3.91	$2.33	$1.58	67.8%
Loss from discontinued operations attributable to Viad common shareholders	—	(0.01)	0.01	-100.0%	(0.02)	(0.04)	0.02	50.0%
Net income attributable to Viad common shareholders (Note H)	$2.19	$1.67	$0.52	31.1%	$3.89	$2.29	$1.60	69.9%

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding common shares	20,166	20,017	149	0.7%	20,130	19,972	158	0.8%
Weighted-average outstanding and potentially dilutive common shares	20,436	20,207	229	1.1%	20,382	20,150	232	1.2%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY RESULTS

(UNAUDITED)

(A)

Corporate Eliminations — The corporate eliminations recorded during the three and nine months ended September 30, 2017 represented the elimination of depreciation expense recorded by Pursuit associated with previously eliminated intercompany profit realized by GES for renovations to Pursuit’s Banff Gondola. The corporate eliminations recorded during the three and nine months ended September 30, 2016 represented the elimination of intercompany revenue and profit realized by GES for work completed on renovations to Pursuit's Banff Gondola.

(B)

Corporate Activities — The increase in corporate activities expense for the three and nine months ended September 30, 2017 was primarily due to an increase in performance-based compensation expense driven by Viad’s stock price appreciation.

(C)

Restructuring Charges — During the three and nine months ended September 30, 2017 and 2016, Viad recorded restructuring charges primarily related to the elimination of certain positions and facility consolidations in GES.

(D)

Impairment (Charges) Recoveries — On December 29, 2016, the Mount Royal Hotel was damaged by a fire and closed. The Company resolved its property and business interruption insurance claims related to the fire for a total of $36.3 million in July 2017.  During the three months ended September 30, 2017, the Company received insurance proceeds of $27.3 million, of which $24.7 million was recorded as an impairment recovery (partially offset by impairment charges of $0.2 million) related to construction costs to re-open the hotel, $1.1 million was recorded as a business interruption gain for the recovery of lost profits and the remaining $1.5 million was recorded as deferred income that will be recognized over the periods the business interruption losses are actually incurred. During the nine months ended September 30, 2017, the Company received $36.3 million in insurance proceeds, of which $2.2 million was allocated to an insurance receivable, $29.3 million was recorded as an impairment recovery (partially offset by impairment charges of $0.2 million) related to construction costs to re-open the hotel, $2.2 million was recorded as a business interruption gain for the recovery of lost profits, $1.1 million was recorded as contra-expense to offset non-capitalizable costs incurred by the Company and the remaining $1.5 million was recorded as deferred income that will be recognized over the periods the business interruption losses are actually incurred.

(E)

Net Interest Expense — The increase in net interest expense for the three and nine months ended September 30, 2017 was primarily due to higher debt balances in 2017 resulting from acquisitions completed during August and December 2016.

(F)

Income Taxes — Income taxes went from an effective rate of 34% and 33% for the three and nine months ended September 30, 2016, respectively, to an effective rate of 30% and 29% for the three and nine months ended September 30, 2017.  The decrease for the quarter was primarily due to higher foreign income taxed at lower rates. The decrease in the nine month period was primarily due to higher foreign income taxed at lower rates, the release of a valuation allowance related to foreign net operating losses, and the adoption of new accounting guidance, effective in the first quarter of 2017, which requires the excess tax benefit on share-based compensation to be recorded to income tax expense rather than equity.

(G)

Loss from Discontinued Operations — The loss from discontinued operations during the three months ended September 30, 2017 was primarily related to legal expenses associated with previously sold operations.  The loss for the nine months ended September 30, 2017 was primarily related to legal expenses associated with previously sold operations, offset in part by a reduction in an uncertain tax position due to the lapse of a statute.

(H)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:
	Three months ended September 30,				Nine months ended September 30,
($ in thousands, except per share data)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Net income attributable to Viad	$44,657	$33,792	$10,865	32.2%	$79,381	$46,318	$33,063	71.4%
Less: Allocation to nonvested shares	(539)	(454)	(85)	-18.7%	(993)	(629)	(364)	-57.9%
Net income allocated to Viad common shareholders	$44,118	$33,338	$10,780	32.3%	$78,388	$45,689	$32,699	71.6%

Weighted-average outstanding common shares	20,166	20,017	149	0.7%	20,130	19,972	158	0.8%

Basic income per common share attributable to Viad common shareholders	$2.19	$1.67	$0.52	31.1%	$3.89	$2.29	$1.60	69.9%

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of “Income/(Loss) Before Other Items”, “Adjusted EBITDA”, “Adjusted Segment EBITDA” and “Adjusted Segment Operating Income/(Loss)”, which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.  These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP.  The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below.  Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income/(Loss) Before Other Items and Adjusted Segment Operating Income/(Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business.  Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended September 30,				Nine months ended September 30,
($ in thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Income before other items:
Net income attributable to Viad	$44,657	$33,792	$10,865	32.2%	$79,381	$46,318	$33,063	71.4%
Loss from discontinued operations attributable to Viad	101	221	(120)	-54.3%	408	771	(363)	-47.1%
Income from continuing operations attributable to Viad	44,758	34,013	10,745	31.6%	79,789	47,089	32,700	69.4%
Restructuring charges, pre-tax	255	1,697	(1,442)	-85.0%	817	3,664	(2,847)	-77.7%
Impairment charges (recoveries), pre-tax	(24,467)	120	(24,587)	**	(29,098)	120	(29,218)	**
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	109	63	46	73.0%	1,058	1,034	24	2.3%
Tax expense (benefit) on above items	6,601	(676)	7,277	**	7,465	(1,611)	9,076	**
Favorable tax matters	—	—	—	**	(1,198)	—	(1,198)	**
Income before other items	$27,256	$35,217	$(7,961)	-22.6%	$58,833	$50,296	$8,537	17.0%

(per diluted share)
Income before other items:
Net income attributable to Viad	$2.19	$1.67	$0.52	31.1%	$3.89	$2.29	$1.60	69.9%
Loss from discontinued operations attributable to Viad	—	0.01	(0.01)	-100.0%	0.02	0.04	(0.02)	-50.0%
Income from continuing operations attributable to Viad	2.19	1.68	0.51	30.4%	3.91	2.33	1.58	67.8%
Restructuring charges, pre-tax	0.01	0.08	(0.07)	-87.5%	0.04	0.18	(0.14)	-77.8%
Impairment charges (recoveries), pre-tax	(1.20)	0.01	(1.21)	**	(1.43)	—	(1.43)	**
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	0.01	—	0.01	**	0.05	0.05	—	0.0%
Tax expense (benefit) on above items	0.32	(0.03)	0.35	**	0.38	(0.08)	0.46	**
Favorable tax matters	—	—	—	**	(0.06)	—	(0.06)	**
Income before other items	$1.33	$1.74	$(0.41)	-23.6%	$2.89	$2.48	$0.41	16.5%

($ in thousands)
Adjusted EBITDA:
Net income attributable to Viad	$44,657	$33,792	$10,865	32.2%	$79,381	$46,318	$33,063	71.4%
Loss from discontinued operations attributable to Viad	101	221	(120)	-54.3%	408	771	(363)	-47.1%
Impairment charges (recoveries), pre-tax	(24,467)	120	(24,587)	**	(29,098)	120	(29,218)	**
Interest expense	2,117	1,489	628	42.2%	6,281	4,109	2,172	52.9%
Income tax expense	20,010	17,878	2,132	11.9%	32,929	23,652	9,277	39.2%
Depreciation and amortization	15,833	12,649	3,184	25.2%	42,499	31,206	11,293	36.2%
Other noncontrolling interest	(739)	(661)	(78)	-11.8%	(697)	(691)	(6)	-0.9%
Adjusted EBITDA	$57,512	$65,488	$(7,976)	-12.2%	$131,703	$105,485	$26,218	24.9%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

(A)	Acquisition-related costs and other non-recurring expenses include:

	Three months ended September 30,				Nine months ended September 30,
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Acquisition integration costs - GES[1]	$20	$64	$(44)	-68.8%	$115	$64	$51	79.7%
Acquisition integration costs - Pursuit[1]	5	(54)	59	**	172	358	(186)	-52.0%
Acquisition transaction-related costs - Pursuit[1]	—	—	—	**	188	—	188	**
Acquisition transaction-related costs - Corporate[2]	84	53	31	58.5%	583	612	(29)	-4.7%
Acquisition-related and other non-recurring expenses, pre-tax	$109	$63	$46	73.0%	$1,058	$1,034	$24	2.3%

1 Included in segment operating income (loss)

2 Included in corporate activities

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term “organic” is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods.  The impact of exchange rate variances (or “FX Impact”) is calculated as the difference between current period activity translated at the current period’s exchange rates and the comparable prior period’s exchange rates.  Management believes that the presentation of “organic” results permits investors to better understand Viad’s performance without the effects of exchange rate variances or acquisitions.

	Three months ended September 30, 2017				Three months ended September 30, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
Viad Consolidated:
Revenue	$339,099	$23,442	$3,416	$312,241	$382,465	$10,354	$372,111

Net income attributable to Viad	$44,657				$33,792
Net income attributable to noncontrolling interest	1,084				992
Loss from discontinued operations	101				221
Income tax expense	20,010				17,878
Net interest expense	2,043				1,445
Impairment charges (recoveries)	(24,467)				120
Restructuring charges	255				1,697
Corporate activities expense	4,474				2,772
Corporate eliminations	(18)				518
Segment operating income	$48,139	$878	$1,390	$45,871	$59,435	$458	$58,977
Integration costs	25	25	—	—	10	64	(54)
Adjusted segment operating income	48,164	903	1,390	45,871	59,445	522	58,923
Segment depreciation	12,485	1,960	117	10,408	9,929	515	9,414
Segment amortization	3,301	1,596	13	1,692	2,658	702	1,956
Adjusted Segment EBITDA	$63,950	$4,459	$1,520	$57,971	$72,032	$1,739	$70,293

Adjusted segment operating margin	14.2%	3.9%	40.7%	14.7%	15.5%	5.0%	15.8%
Adjusted segment EBITDA margin	18.9%	19.0%	44.5%	18.6%	18.8%	16.8%	18.9%

GES:
Revenue	$232,119	$19,215	$1,297	$211,607	$286,985	$10,354	$276,631

Segment operating income (loss)	$(5,721)	$(1,349)	$172	$(4,544)	$15,187	$458	$14,729
Integration costs	20	20	—	—	64	64	—
Adjusted segment operating income (loss)	(5,701)	(1,329)	172	(4,544)	15,251	522	14,729
Depreciation	6,691	1,474	15	5,202	5,287	515	4,772
Amortization	2,715	1,393	—	1,322	2,221	702	1,519
Adjusted Segment EBITDA	$3,705	$1,538	$187	$1,980	$22,759	$1,739	$21,020

Adjusted segment operating margin	-2.5%	-6.9%	13.3%	-2.1%	5.3%	5.0%	5.3%
Adjusted segment EBITDA margin	1.6%	8.0%	14.4%	0.9%	7.9%	16.8%	7.6%

GES U.S.:
Revenue	$184,761	$19,063	$—	$165,698	$232,484	$10,354	$222,130

Segment operating income (loss)	$(2,851)	$(1,080)	$—	$(1,771)	$14,543	$458	$14,085
Integration costs	9	9	—	—	64	64	—
Adjusted segment operating income (loss)	(2,842)	(1,071)	—	(1,771)	14,607	522	14,085
Depreciation	5,037	1,443	—	3,594	3,836	515	3,321
Amortization	2,276	1,393	—	883	1,660	702	958
Adjusted Segment EBITDA	$4,471	$1,765	$—	$2,706	$20,103	$1,739	$18,364

Adjusted segment operating margin	-1.5%	-5.6%		-1.1%	6.3%	5.0%	6.3%
Adjusted segment EBITDA margin	2.4%	9.3%		1.6%	8.6%	16.8%	8.3%
(A)

Acquisitions include ON Services (acquired August 2016) for GES U.S., Poken (acquired March 2017) for GES International and U.S., and FlyOver Canada (acquired December 2016) for Pursuit. To maximize synergies, GES’ existing in-house audio-visual services team was merged into ON Services.  Accordingly, the amounts shown above for GES U.S. acquisitions include results from the existing in-house audio-visual services team.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Three months ended September 30, 2017				Three months ended September 30, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
GES International:
Revenue	$54,040	$152	$1,297	$52,591	$60,926	$—	$60,926

Segment operating income (loss)	$(2,870)	$(269)	$172	$(2,773)	$644	$—	$644
Integration costs	11	11	—	—	—	—	—
Adjusted segment operating income (loss)	(2,859)	(258)	172	(2,773)	644	—	644
Depreciation	1,654	31	15	1,608	1,451	—	1,451
Amortization	439	—	—	439	561	—	561
Adjusted Segment EBITDA	$(766)	$(227)	$187	$(726)	$2,656	$—	$2,656

Adjusted segment operating margin	-5.3%	**	13.3%	-5.3%	1.1%		1.1%
Adjusted segment EBITDA margin	-1.4%	**	14.4%	-1.4%	4.4%		4.4%

Pursuit:
Revenue	$106,980	$4,227	$2,119	$100,634	$97,402	$—	$97,402

Segment operating income	$53,860	$2,227	$1,218	$50,415	$44,248	$—	$44,248
Integration costs	5	5	—	—	(54)	—	(54)
Adjusted segment operating income	53,865	2,232	1,218	50,415	44,194	—	44,194
Depreciation	5,794	486	102	5,206	4,642	—	4,642
Amortization	586	203	13	370	437	—	437
Adjusted Segment EBITDA	$60,245	$2,921	$1,333	$55,991	$49,273	$—	$49,273

Adjusted segment operating margin	50.4%	52.8%	57.5%	50.1%	45.4%		45.4%
Adjusted segment EBITDA margin	56.3%	69.1%	62.9%	55.6%	50.6%		50.6%
(A)

Acquisitions include ON Services (acquired August 2016) for GES U.S., Poken (acquired March 2017) for GES International and U.S., and FlyOver Canada (acquired December 2016) for Pursuit. To maximize synergies, GES’ existing in-house audio-visual services team was merged into ON Services.  Accordingly, the amounts shown above for GES U.S. acquisitions include results from the existing in-house audio-visual services team.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

ADDITIONAL NON-GAAP FINANCIAL MEASURES

(per diluted share)	2016
Income (loss) before other items:	Q1	Q2	Q3	Q4	Full Year
Net income (loss) attributable to Viad	$(0.35)	$0.96	$1.67	$(0.20)	$2.09
(Income) loss from discontinued operations attributable to Viad	0.01	0.02	0.01	(0.01)	0.03
Income (loss) from continuing operations attributable to Viad	(0.34)	0.98	1.68	(0.21)	2.12
Restructuring charges, pre-tax	0.05	0.05	0.08	0.07	0.26
Impairment charges, pre-tax	—	—	0.01	—	0.01
Acquisition-related costs and other non-recurring expenses, pre-tax	0.01	0.04	—	0.06	0.12
Tax benefit on above items	(0.02)	(0.03)	(0.03)	(0.03)	(0.13)
Income (loss) before other items	$(0.30)	$1.04	$1.74	$(0.11)	$2.38

	Q4 2016			FY 2016
Adjusted segment operating income (loss) and adjusted segment EBITDA:	GES	Pursuit	Viad	GES	Pursuit	Viad
Net income (loss) attributable to Viad			$(4,049)			$42,269
Net income (loss) attributable to noncontrolling interest			(239)			526
(Income) loss from discontinued operations			(87)			684
Income tax expense (benefit)			(2,402)			21,250
Net interest expense			762			4,733
Impairment charges, pre-tax			98			218
Restructuring charges, pre-tax			1,519			5,183
Corporate activities expense			2,932			10,322
Corporate eliminations			(197)			743
Segment operating income (loss)	$7,365	$(9,028)	$(1,663)	$50,223	$35,705	$85,928
Fire-related business interruption matters	—	100	100	—	100	100
Integration costs	513	172	685	577	530	1,107
Acquisition transaction-related costs	—	528	528	—	528	528
Adjusted segment operating income (loss)	7,878	(8,228)	(350)	50,800	36,863	87,663
Segment depreciation	6,128	2,329	8,457	21,293	12,062	33,355
Segment amortization	2,928	112	3,040	8,272	905	9,177
Adjusted segment EBITDA	$16,934	$(5,787)	$11,147	$80,365	$49,830	$130,195